August 1, 2007

To the Board of Directors of ProtoKinetix, Inc.:

I want to extend my appreciation for the offer you have made in connection with my appointment to the position of member of the Board of Directors of ProtoKinetix, Inc. Please consider this letter my formal acceptance of this offer for appointment as a member of the Board of Directors.

Best regards,

/s/ Dr. Maximilien Arella
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Dr. Maximilien Arella